EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

May 11, 2010	Analyst Contact:	Susan Allen:	203-499-2409
	Media Contact:	Anita Steeves:	203-499-2901
		After Hours:	203-499-2812

UIL Holdings Corporation Holds Annual Meeting of Shareholders
Declares Quarterly Dividend of $0.432 Per Share

NEW HAVEN, Conn.– May 11, 2010 – Today, UIL Holdings Corporation (NYSE: UIL) held its Annual Meeting of Shareowners at Quinnipiac University in Hamden, Conn.

James P. Torgerson, UIL’s president and chief executive officer, reported on the Company and answered questions from shareowners in attendance. At the meeting, shareowners elected the Board’s 10 directors and ratified the appointment of PricewaterhouseCoopers to audit the Corporation’s books for 2010.

Also during the meeting, Torgerson acknowledged the service of F. Patrick McFadden, Jr. who has sat on the UIL Board since 1987 and has been its non-executive chair since 2006. McFadden did not stand for re-election to the Board in 2010.

“I would like to acknowledge and thank Pat for his years of service to the Board of Directors of this Company, and his leadership over the last several years as lead director and, most recently, non-executive chair,” Torgerson said.

After the Annual Meeting, the UIL Board of Directors met and declared a quarterly dividend of $0.432 per share on UIL’s common stock. This dividend is payable July 1, 2010 to shareowners on record at the close of business on June 17, 2010.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 325,000 customers in the Greater New Haven and Bridgeport. For more information on UIL Holdings, visit us at http://www.uil.com.

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